Exhibit 5.1

October 12, 2011

Hewlett-Packard Company
3000 Hanover Street
Palo Alto, California 94304

Re:
An aggregate of 6,034,258 Shares of Common Stock of Hewlett-Packard Company offered pursuant to the Autonomy Corporation plc 1998 U.S. Share Option Plan, the Autonomy Corporation plc 2008 U.S. Share Option Plan, the iManage, Inc. 2000 Non-Officer Stock Option Plan, the iManage, Inc. Amended 1997 Stock Option Plan, the Interwoven, Inc. 1999 Equity Incentive Plan, the Interwoven, Inc. 2000 Stock Incentive Plan, the Interwoven, Inc. 2003 Acquisition Plan, the Interwoven, Inc. 2008 Equity Incentive Plan, the Optimost LLC 2006 Equity Compensation Plan, the Verity, Inc. 1996 Nonstatutory Stock Option Plan, the Virage, Inc. 1997 Stock Option Plan and the Zantaz, Inc. 1998 Stock Plan

Dear Sir or Madam:

I have examined the proceedings taken and the instruments executed in connection with the reservation for issuance and authorization of the sale and issuance from time to time of not in excess of an aggregate of 6,034,258 shares (the “Shares”) of the Common Stock of Hewlett-Packard Company pursuant to the terms of the Autonomy Corporation plc 1998 U.S. Share Option Plan, the Autonomy Corporation plc 2008 U.S. Share Option Plan, the iManage, Inc. 2000 Non-Officer Stock Option Plan, the iManage, Inc. Amended 1997 Stock Option Plan, the Interwoven, Inc. 1999 Equity Incentive Plan, the Interwoven, Inc. 2000 Stock Incentive Plan, the Interwoven, Inc. 2003 Acquisition Plan, the Interwoven, Inc. 2008 Equity Incentive Plan, the Optimost LLC 2006 Equity Compensation Plan, the Verity, Inc. 1996 Nonstatutory Stock Option Plan, the Virage, Inc. 1997 Stock Option Plan and the Zantaz, Inc. 1998 Stock Plan (collectively, the “Plans”).  The Shares are the subject of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which is being filed with the Securities and Exchange Commission and to which this opinion is to be attached as an exhibit.

Upon the basis of such examination, I am of the opinion that the Shares, when issued and sold pursuant to the terms and conditions set forth in the Plans and against payment therefor, and when the Registration Statement has become effective under the Act, will be validly issued, fully paid and non-assessable.

You are further advised that I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Paul T. Porrini
Paul T. Porrini Vice President, Deputy General Counsel
and Assistant Secretary